Exhibit 10.16

FOR EXECUTION 10/12/2020

** CONFIDENTIAL **

October 14, 2020

Shih-Fong Wang

[*****]

October 14,

Re:	Transition Letter Agreement

Dear Shih-Fong:

This letter agreement (this “Letter Agreement”) confirms our understanding regarding your transition within and separation from employment with Excelerate US, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in that certain Employment Agreement, entered into as of September 20, 2018 and effective as of September 24, 2018, by and between you and the Company (the “Employment Agreement”).

1. Transition Overview. Your service under this Letter Agreement will commence as of October 14, 2020 (the “Transition Date”) and continue through December 4, 2020 (such period of time hereinafter referred to as the “Transition Period”). During the Transition Period, the Company will pay you an annual base salary at the rate of $268,500 per year, payable in accordance with the Company’s normal payroll practices, and you will continue to be eligible for all employee benefits to which you are currently entitled or to which employees of the Company become entitled, subject, in each case, to the terms and conditions of the applicable plans or programs. The last day of the Transition Period will be the last day of your employment with the Company, with such date referred to herein as the “Separation Date.” The Separation Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates, and the Company shall pay any accrued but unpaid wages and an amount in respect of any accrued but unused paid time off, in each case, in a lump sum, less all applicable deductions and withholdings, within thirty (30) days following the Separation Date, or such earlier date as may be required by applicable law. Provided you remain employed with the Company through the last day of the Transition Period, your separation from the Company will be treated as a termination by the Company without Cause. Termination of this Agreement prior to the end of the Transition Period by the Company can only be for Cause.

Beginning on the Transition Date, you will cease to serve as the Chief Financial Officer of the Company, and you will promptly execute any additional documentation necessary to effectuate the foregoing. During the Transition Period, you will serve as a “Advisor” to the Company, and you will assist the Company with services as requested, as well as transitioning your duties and responsibilities to other individuals. . Provided you remain engaged as Advisor through December 4, 2020 and assist the Company as requested during the Transition Period, the Company will pay you the full amount of your Target Bonus for fiscal year 2020 in the amount of $105,000, which shall be payable in your final paycheck and subject to all applicable deductions and withholdings. For the avoidance of doubt, if you do not enter into this Letter Agreement you will not be entitled to any portion of your Target Bonus for fiscal year 2020. For further clarity, if you do enter into this Letter Agreement the only circumstance in which you would not receive your full Fiscal Year 2020 Target Bonus is a Termination for Cause.

Prior to the Separation Date, the Company may transition your duties and responsibilities to other individuals, and you hereby acknowledge and agree that neither such transition, nor the Company’s search for a new chief financial officer, will constitute Good Reason to terminate your employment, including, without limitation, on the basis that any of the foregoing constitutes a material adverse change in your title, authority, responsibilities or duties. You further agree that you will assist with the transition of your job responsibilities to the individual(s) designated by the Company.

2. Separation Benefits. Pursuant to Section 4(b) of the Employment Agreement, subject to your compliance with paragraphs 5 and 6 hereof, the Company will pay to you an amount (i.e., $268,500), which is equal to twelve (12) months of your Base Salary, payable in substantially equal installments over the twelve (12)-month period immediately following the Separation Date, in accordance with the Company’s regular payroll practices. In addition, as further consideration for your compliance with paragraphs 5 and 6 hereof, and subject to your compliance therewith, the Company also will pay you a monthly amount of $811.98, subject to your timely electing to continue your coverage (and, if applicable, the coverage of your eligible dependents) in the Company’s group health plans under the federal law commonly known as “COBRA” or similar state law, which amount shall be used to cover the cost of monthly health premiums for such coverage for you and your eligible dependents, if any, until the earliest to occur of (a) twelve (12) months following the Separation Date, (b) the date you cease to be eligible for such COBRA coverage under applicable law or plan terms and (c) the date you becomes eligible for substantially comparable health coverage through a subsequent employer or otherwise. The payments set forth in this paragraph 2 are hereinafter referred to as the “Separation Benefits.” Payment of the Separation Benefits shall commence on the first payroll date immediately following the Reaffirmation Agreement Effective Date (as defined below), with the first payment to include all amounts that otherwise would have been payable prior thereto absent the delay.

3. Incentive Equity Treatment. On September 24, 2018 (the “Grant Date”), Excelerate, L.P. (“Holdings”) issued and sold to you 2,941,176 Incentive Units (the “Incentive Units”), pursuant to that certain Incentive Equity Agreement, by and between you and Holdings, dated as of the Grant Date (the “Incentive Equity Agreement”). Initially capitalized terms used but not otherwise defined in this paragraph 3 shall have the meaning ascribed to such terms in the Incentive Equity Agreement.

Vesting of the Incentive Units will cease as of the Separation Date. On the Separation Date, 1,063,916 of the Incentive Units will be vested (the “Vested Incentive Units”), and the remaining 1,877,260 of the Incentive Units will be unvested (the “Unvested Incentive Units”). Pursuant to this Letter Agreement and the Incentive Equity Agreement, all of the Unvested Incentive Units shall automatically be forfeited and cease to be outstanding as of the Separation Date, without any payment therefor. Notwithstanding anything to the contrary in the Incentive Equity Agreement,

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provided you remain engaged as a Financial Advisor through December 4, 2020 and assist the Company as requested during the Transition Period, Holdings waives its right to repurchase 261,287 of your Vested Incentive Units. Holdings also represents that no other individual, entity or Eligible Purchaser (as defined in the New CFO Incentive Equity Agreement entered into as of September 24, 2018) will have any claims or rights to repurchase, encumber or claim rights in or to the 261,287 Vested Incentive Units under the Incentive Equity Agreement. Holdings will repurchase the remaining 802,629 of your Vested Incentive Units within the eleven (11)-month period following the Separation Date at a repurchase price equal to the “LTM October 2020 Valuation,” as approved at the sole discretion of the Holdings Board of Managers in November 2020, and you agree to reasonably cooperate with such purchase. Holdings will use commercially reasonable efforts to pay the repurchase price for any repurchased Incentive Units in cash on the date of the closing of the transaction specified on the Repurchase Notice; provided, in the event Holdings does not have sufficient available unrestricted cash, as determined by the board of managers of Holdings in good faith, Holdings shall reserve the right to repurchase any remaining portion of the 802,629 Vested Incentive Units by issuing a subordinated promissory note in accordance with the terms of your Incentive Unit Agreement. For the avoidance of doubt, if you do not enter into this Letter Agreement or do not comply with the terms set forth herein, Holdings may elect to repurchase all of your Vested Incentive Units in accordance with the terms set forth in the Incentive Unit Agreement (including with respect to the repurchase price).

4. No Other Compensation or Benefits. You acknowledge that, except (a) as expressly provided in this Letter Agreement, (b) as otherwise specifically provided under any employee benefit plan of the Company, or (c) as otherwise required by applicable law, you will not receive any additional compensation, bonus, severance or other benefits of any kind or of any amount following the Separation Date.

5. Release and Reaffirmation Agreement. The Separation Benefits contemplated by paragraph 2 hereof will only be due and payable if, (a) within thirty (30) days following the Transition Date, you deliver to the Company the executed general release of claims in the form attached on Exhibit A hereto (the “Transition Release”), and the Transition Release becomes effective and non-revocable in accordance with its terms during such thirty (30)-day period, and (b) within thirty (30) days following the Separation Date, you deliver to the Company the Reaffirmation Agreement in the form attached on Exhibit B hereto (the “Reaffirmation Agreement”), and the Reaffirmation Agreement becomes effective and non-revocable in accordance with its terms during such thirty (30)-day period (with the date on which the Reaffirmation Agreement first becomes effective and non-revocable, the “Reaffirmation Agreement Effective Date”).

6. Restrictive Covenants; Survival. You hereby (a) reaffirm your obligations under the following arrangements (collectively, the “Restrictive Covenants”): (i) Sections 5, 6 and 7 of the Employment Agreement and (ii) Sections 4, 5 and 6 of the Incentive Equity Agreement, and (b) understand, acknowledge and agree that the Restrictive Covenants will survive your termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof.

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7. Return of Company Property. On or as soon as reasonably practicable following the Separation Date, you shall promptly return, to the Company, originals or copies of any and all materials, documents, notes, manuals or lists containing or embodying confidential information, or relating directly or indirectly to the business of Holdings or its subsidiaries, then in your possession or control.

8. Governing Law. This Letter Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with Sections 17 and 21 of the Employment Agreement; provided, that, for the avoidance of doubt, any disputes with regard to the Incentive Equity Agreement will be determined in accordance with the governing provisions of the Incentive Equity Agreement.

9. Tax Matters. The Company may withhold from any and all amounts payable under this Letter Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that the payments contemplated under this Letter Agreement be either compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”), and accordingly, to the maximum extent permitted, this Letter Agreement will be interpreted to be in compliance therewith or exempt therefrom. You and the Company hereby agree that your termination of employment and the Separation Date will constitute a “separation from service” within the meaning of Code Section 409A. Additionally, Section 4(g) of the Employment Agreement will apply mutatis mutandis to this Letter Agreement.

10. Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement (inclusive of Exhibit A and Exhibit B attached hereto) constitutes the entire agreement among you, the Company and Holdings with respect to the subject matter hereof and supersedes any and all prior agreements or understandings among you, the Company and Holdings with respect to the subject matter hereof, whether written or oral (including, without limitation, the Employment Agreement; provided, that, (a) Sections 4(e), 4(f), 4(g), and 5 through 24 (excluding Section 22) of the Employment Agreement and (b) the Incentive Equity Agreement will survive the Separation Date and remain in full force and effect in accordance with their terms). For the avoidance of doubt, all other agreements between you and the Company or Holdings, which are not specifically superseded by this Letter Agreement, will remain in full force and effect in accordance with their terms. This Letter Agreement will bind the heirs, personal representatives, successors and assigns of you, the Company and Holdings and inure to the benefit of you, the Company and Holdings, and your and their respective heirs, successors and assigns; provided, that, you may not assign your rights or obligations hereunder. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company and, with respect to paragraph 3 hereof, Holdings.

11. Counterparts & Signatures. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, and together any counterparts shall constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Letter Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your transition within and potential separation from employment with the Company, please sign one copy of this Letter Agreement in the space provided below and return the same for the Company’s records.

Very truly yours,

EXCELERATE US, INC./ a.k.a. Brands, Inc.

By:	/s/ Jill Ramsey

Name:	Jill Ramsey

Title:	CEO

For purposes of paragraph 3,

EXCELERATE, L.P.

By:	/s/ Jill Ramsey

Name:	Jill Ramsey

Title:	CEO

EXECUTIVE ACKNOWLEDGMENT

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my transition within and potential separation from employment with the Company, and I hereby confirm my agreement to the same.

Dated: October 14, 2020	/s/ Shih-Fong Wang
Shih-Fong Wang

Transition Letter Agreement Signature Page

EXHIBIT A

GENERAL RELEASE

I, Shih-Fong Wang, in consideration of and subject to the performance by Excelerate US, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Transition Letter Agreement, dated as of October 14, 2020 (the “Letter Agreement”), do hereby release and forever discharge as of the date hereof Excelerate, L.P. (“Holdings”), the Company and their Subsidiaries and Affiliates (each as defined therein) and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of Holdings, the Company and their Subsidiaries and Affiliates and their direct and indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Letter Agreement.

1. I understand that the Separation Benefits represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Separation Benefits (i) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter, (ii) unless I execute and do not revoke the Reaffirmation Agreement within the time period permitted therein or (iii) if I breach this General Release or the Reaffirmation Agreement. The Separation Benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2. Except as provided in paragraph 4 below and except for the provisions of the Letter Agreement and the Employment Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I execute this General Release), and whether known or unknown, suspected or claimed against the Company or any of the Released Parties that I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Orders; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

I have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I understand that Section 1542 gives me the right not to release existing claims of which I am not aware, unless I voluntarily choose to waive this right. Having been so apprised, I hereby voluntarily elect to and do waive the rights described in Section 1542 and elect to assume all risks for claims that existed in my favor, known or unknown.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 that arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company is in compliance with the terms of the Letter Agreement and company policy and shall not serve as the basis for any Claim (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Letter Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by applicable law.

7. I represent that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that I will forfeit the Separation Benefits payable by the Company pursuant to paragraph 2 of the Letter Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including attorneys’ fees, and upon the Company’s request return all Separation Benefits received by me pursuant to paragraph 2 of the Letter Agreement.

10. I agree that this General Release and the Letter Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Letter Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law or legal process, and I will instruct each of the foregoing not to disclose the same to anyone.

11. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the National Association of Securities Dealers, Inc. (NASD), any other self- regulatory organization or governmental entity.

12. I agree not to disparage any of the Released Parties or their past and present investors, officers, directors or employees or their affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Released Parties confidential unless a prior written release from the Company is obtained. I further agree that, as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, that I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect (i) any rights or claims arising out of any breach by the Company or by any Released Party of the Letter Agreement after the date hereof or (ii) any rights or claims that cannot be waived by law.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality and unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND ANY CHANGES MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED TWENTY-ONE (21)-DAY PERIOD;

(f)

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT

IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

[DO NOT SIGN BEFORE THE TRANSITION DATE.]

SIGNED:	/s/ Shih-Fong Wang	DATED:	October 14, 2020
Shih-Fong Wang

EXHIBIT B

REAFFIRMATION AGREEMENT

This Reaffirmation Agreement (this “Reaffirmation Agreement”) is entered into by and between Shih-Fong Wang (the “Executive”) and Excelerate US, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company,” and, together with the Executive, the “Parties”). Unless otherwise noted, the capitalized terms in this Reaffirmation Agreement are defined in that certain Transition Letter Agreement, dated as of October 14, 2020, by and between the Parties (the “Letter Agreement”), and the General Release attached thereto as Exhibit A (the “General Release”). This Reaffirmation Agreement will not take effect (the “Reaffirmation Agreement Effective Date”) until the expiration of the Reaffirmation Agreement Revocation Period (as defined in paragraph 6 below), assuming that the Executive has not exercised the Executive’s right to revoke it before then.

1. Purpose. The purpose of this Reaffirmation Agreement is to effectuate the intent and agreement of the Parties, as reflected in the Letter Agreement, by (i) advancing the effective date of the Executive’s general waiver and release of all Claims against the Released Parties and other covenants, to the execution date of this Reaffirmation Agreement, and (ii) reaffirming the Parties’ respective ongoing obligations to one another under the Letter Agreement.

2. Consideration. The Parties expressly acknowledge the adequacy and sufficiency of the consideration flowing to one another for the execution of this Reaffirmation Agreement, as set forth fully in the Letter Agreement, including the General Release.

3. Waiver and Release of Claims. Accordingly, with the Executive’s signature below, the Executive specifically acknowledges and reaffirms the Executive’s waiver and release of all Claims that the Executive now has, may have or have had (whether known or unknown) against the Released Parties, as set forth in the General Release, to the same extent and with all conditions, exceptions and provisos thereto as reflected in the Letter Agreement and the General Release. The Executive understands and agrees that such waiver and release will be effective as to all Claims arising on or before the date the Executive executes this Reaffirmation Agreement.

4. Business Expenses and Compensation. The Executive acknowledges that the Executive has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of the Executive’s employment and that no other reimbursements are owed to the Executive. The Executive further acknowledges that the Executive has received payment in full for all services rendered in conjunction with the Executive’s employment by the Company, and that no other compensation is owed to the Executive except as explicitly provided in the Letter Agreement.

5. Return of Corporate Property. The Executive represents and warrants that, as of the Separation Date, the Executive has returned all property of the Company within the Executive’s possession or control, including, without limitation, all keys, credit cards (without further use thereof), cell phones, computers, PDAs and all other items belonging to the Company or which contain confidential information; and, in the case of documents, including, without limitation, all documents of any kind and in whatever medium evidenced, including, without limitation, all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

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6. Acknowledgment of Voluntary Agreement; ADEA Compliance. The Executive acknowledges that the Executive has entered into this Reaffirmation Agreement freely and without coercion, that the Executive have been advised by the Company to consult with counsel of the Executive’s choice and that the Executive has been given more than twenty-one (21) days to do so. The Executive acknowledges that the Executive is releasing all claims under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act). The Executive understands that the Executive may execute this Reaffirmation Agreement no earlier than the Separation Date. The Executive further acknowledges that within the seven (7)-day period following the Executive’s execution of this Reaffirmation Agreement (the “Reaffirmation Agreement Revocation Period”), the Executive will have the unilateral right to revoke this Reaffirmation Agreement, and that the Company’s continuing obligations under the Letter Agreement will become effective only upon the expiration of the Reaffirmation Agreement Revocation Period without the Executive’s revocation hereof. In order to be effective, written notice of the Executive’s revocation of this Reaffirmation Agreement must be received by the Company on or before the last day of the Reaffirmation Agreement Revocation Period.

THE EXECUTIVE HEREBY MAKES THE FOLLOWING REPRESENTATIONS: I HAVE READ THIS AGREEMENT AND UNDERSTAND THAT IF I SIGN IT I WILL BE GIVING UP IMPORTANT RIGHTS. THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAS GIVEN ME AMPLE TIME TO REVIEW THIS AGREEMENT, CONSIDER THE RAMIFICATIONS OF SIGNING IT, AND TO CONSULT AN ATTORNEY. BY SIGNING BELOW, I ACKNOWLEDGE THAT I WILLINGLY, VOLUNTARILY, AND KNOWINGLY ACCEPT AND AGREE TO ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT.

[DO NOT SIGN BEFORE THE SEPARATION DATE.]

SIGNED:	/s/ Shih-Fong Wang	DATED:	December 25, 2020
Shih-Fong Wang

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